Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of August 1, 2018 (the “Effective Date”), is entered into by and between Hasbro, Inc., a Rhode Island corporation with a principal place of business at 1011 Newport Avenue, Pawtucket, Rhode Island 02862 (the “Company” or “Hasbro”), and John Frascotti (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, the Executive desires to continue his employment with the Company pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the continued employment of the Executive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.         Term of Employment.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts continued employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on March 31, 2021 (the “End Date”), unless earlier terminated or extended pursuant to the provisions of Section 4 (such period, the “Employment Period”).

2.         Title; Capacity.  During the Employment Period, the Executive shall serve as the Company’s President and Chief Operating Officer and the Company will nominate the Executive to be elected as a member of the Company’s Board of Directors (the “Board”).  The Executive shall continue be based at the Company’s headquarters in Pawtucket, Rhode Island.  The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Chief Executive Officer of the Company (the “CEO”).  The Executive hereby accepts such continued employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the CEO shall from time to time reasonably assign to the Executive.  The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period.  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3.         Compensation and Benefits.

3.1       Base Salary.  Beginning on the Effective Date, the Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, a base salary at the annualized rate of $1,100,000 (the “Base Salary”).  The Executive’s base salary shall be reviewed annually in accordance with the Company’s compensation guidelines for senior executives, and may be upwardly adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation Committee and the Board; provided, however, that the Executive’s Base Salary may be reduced if in connection with a generally applicable reduction in the compensation of the Company’s senior executives.

3.2       Management Incentive Plan Bonus.  Beginning in the Company’s 2019 fiscal year, the Executive shall be eligible to receive an annual management incentive plan bonus based on a target of one hundred percent (100%) of the Executive’s earned Base Salary for the incentive year (the “Annual Bonus”).  For each fiscal year thereafter that this Agreement is in effect, the Executive’s target bonus shall be reviewed in accordance with the Company’s compensation philosophy, market conditions and other factors deemed relevant by the Compensation Committee, and upwardly adjusted to the extent, if any, deemed appropriate by the Compensation Committee and the Board; provided, however, that the Executive’s target bonus may be reduced if in connection with a generally applicable reduction in the target bonuses of Hasbro’s senior executives.  The performance criteria and targets to be used for purposes of the management incentive plan annual bonus shall be determined and established by the CEO and the Compensation Committee following discussion with the Executive.  Actual bonus awards shall be determined in the discretion of the Compensation Committee pursuant to the terms of the Company’s Senior Management Annual Performance Plan (or the successor thereto).

3.3       Long-Term Incentive.  The Executive shall participate in the Company’s long-term incentive program and shall, beginning in the Company’s 2019 fiscal year, have a target annual long-term incentive award level equal to 400% of his annualized Base Salary, with awards to be made in the form and amounts determined by the Company’s Compensation Committee, which may include options and/or performance share awards (“PSAs”) or other types of awards.  For each fiscal year after 2019 that this Agreement remains in effect, the Executive’s target long-term incentive award levels shall be reviewed in accordance with the Company’s compensation philosophy, market conditions and other factors deemed relevant by the Compensation Committee, and upwardly adjusted to the extent, if any, deemed appropriate by the Compensation Committee and the Board; provided, however, that the Executive’s target long-term incentive award level may be reduced if in connection with a generally applicable reduction in the target long-term incentive award levels of Hasbro’s senior executives.

3.4       Fringe Benefits.  The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its senior officers to the extent that the Executive’s position, tenure, salary and other qualifications make the Executive eligible to participate, including but not limited to the Company’s group life insurance, short and long term disability insurance, vacation, medical, dental, defined contribution and deferred compensation programs for salaried executives, as in effect from time-to-time.

3.5       Reimbursement of Expenses.  The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties and responsibilities under this Agreement, in accordance with the policies and procedures, and subject to the limitations, adopted by the Company from time to time.

3.6       Clawback Policy.  The Executive understands and agrees that all incentive compensation to which he is or becomes entitled shall be subject to the terms of any clawback policy that may be adopted by the Board from time to time for application to the senior executives of the Company (the “Clawback Policy”).  For the avoidance of doubt, the Executive shall be covered by the Clawback Policy only if and to the extent other senior executives are also covered by such policy.

3.7       Withholding.  All compensation payable to the Executive shall be subject to applicable taxes and withholding.

4.         Termination of Employment Period.  This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

4.1       Expiration of the Employment Period;

4.2       At the election of the Company for Cause (as defined below), immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based;

4.3       At the election of the Executive for Good Reason (as defined below), pursuant to the provisions set forth below;

4.4       Upon the death or Disability (as defined below) of the Executive;

4.5       At the election of the Company without Cause, upon not less than 15 days’ prior written notice of termination (the “Notice Period”), provided, however, that the Company may, in its sole discretion, in lieu of all or part of the Notice Period, pay the Executive an amount equal to the Base Salary that would otherwise have been payable to the Executive had the Executive remained employed for the duration of the Notice Period (in which case the Executive’s termination will become effective on the date set forth in the Company’s written notice of termination (the “Early Termination Date”), and the Executive will be paid an amount equal to the Base Salary the Executive would have received had the Executive remained employed by the Company between the Early Termination Date and the end of the Notice Period (the “Early Termination Payment”), with the Early Termination Payment to be made no later than the 30th day following the end of the Notice Period); or

4.6       At the election of the Executive without Good Reason, upon not less than 15 days’ prior written notice of termination.

5.         Effect of Termination.

5.1       Termination by the Company Without Cause or by the Executive for Good Reason Within 24 Months Following a Change in Control.  If, within 24 months following a Change in Control (as defined below), either the Executive’s employment is terminated by the Company without Cause (other than due to his Disability or death) or the Executive resigns for Good Reason, then, following the Executive’s date of termination (the “Date of Termination”) and subject to the conditions of Section 6 and in accordance with the timing and payment terms set forth in Section 6:

(a)        the Company shall, on the Payment Commencement Date (as defined below), pay to the Executive an amount equal to two times the Executive’s then current Base Salary as severance;

(b)        the Company shall, on the Payment Commencement Date, pay to the Executive an amount equal to two times the Executive’s target Annual Bonus;

(c)        if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (x) the end of the 12th month after the Date of Termination, and (y) the date the covered individual’s COBRA continuation coverage expires, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; and

(d)       there shall be acceleration of vesting of, and lapse of restrictions on, all unexpired, unvested stock options and time-based restricted stock units, such that said stock options and restricted stock units become fully vested as of the Date of Termination, except as otherwise provided in the terms of such Awards (as defined below).  In addition, to the extent the Executive is the holder of any stock options, restricted stock units, contingent performance share awards and performance share awards (each, an “Award”), he shall be entitled to the number of shares of common stock, if any, that would have been earned (had the Executive’s employment not ended) based on achievement of the applicable targets during the full relevant Performance Period (as defined under the Award), pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the Performance Period to the Date of Termination, and the denominator of which is the total number of days of the applicable Performance Period.  Any shares to be distributed pursuant to an Award shall be provided to the Executive after the end of the applicable Performance Period for that Award in accordance with the Award’s terms, but in no event earlier than thirty (30) days after the evaluation of the applicable Performance Period is completed.  The Executive may not exercise or dispose of any portion of an Award or related shares of common stock that vest or become exercisable under this Section 5.1(d) until such time as the Executive Release (as defined below) becomes irrevocable (and any amounts that were unvested or unexercisable as of the Date of Termination shall immediately expire upon the 60th day following the Date of Termination if the Executive Release has not then become irrevocable).  All shares to be distributed pursuant to any of the foregoing awards shall be provided to the Executive within thirty (30) days after the date the Executive Release executed by the Executive has become irrevocable or such later date as provided above, except as may be required under Section 7 hereof.  The stock options shall remain exercisable in accordance with the relevant agreements and plans (provided that the stock options shall remain exercisable for a period of one year, but not longer than the expiration of the original maximum term of the stock option).

5.2       Termination by the Company Without Cause or by the Executive for Good Reason Prior to, or More than 24 Months Following, a Change in Control.  If, prior to a Change in Control or more than 24 months following a Change in Control, either the Executive’s employment is terminated by the Company without Cause (other than for Disability or death) or the Executive resigns for Good Reason, then, following the Date of Termination and subject to the conditions of Section 6 and in accordance with the payment terms set forth in Section 6:

(a)        the Company shall, for a period of 18 months beginning on the Payment Commencement Date, continue to pay to the Executive, in accordance with the Company’s customary payroll practices, his then current Base Salary as severance;

(b)        the Executive will receive an amount equal to the annual management incentive plan bonus that would have been otherwise payable to the Executive for the fiscal year in which the Date of Termination occurs based on the actual performance of the Company for such year, and assuming the Executive’s employment had not terminated prior to the payment date for such bonus, multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year of termination of employment through the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), to be paid at the same time as such bonuses are paid to senior executives of the Company (but in no event earlier than the Payment Commencement Date);

(c)        if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (x) the end of the 18th month after the Date of Termination, and (y) the date the covered individual’s COBRA continuation coverage expires, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; and

(d)       the Executive shall become vested in a pro-rata portion of any unvested restricted stock units as of the Date of Termination, computed by multiplying the full number of any unvested restricted stock units as of the Date of Termination by a fraction, the numerator of which is the number of days in the remaining Vesting Period (as defined in the applicable award grant) after the most recent Annual Vesting Date (as defined in the applicable award grant) that has been achieved, if any (i.e. the number of days elapsed since the Grant Date (as defined in the applicable award grant) or any later Annual Vesting Date that has occurred) which have already elapsed as of the Date of Termination, inclusive of such date, and the denominator of which is the total number of days in the Vesting Period remaining since either the Grant Date or any later Annual Vesting Date that has occurred (the “Pro-Rata RSU Vesting”).   In addition, to the extent the Executive is the holder of any performance share award, he shall be entitled to the number of shares of common stock, if any, that would have been earned (had the Executive’s employment not ended) based on achievement of the applicable targets during the full relevant Performance Period (as defined under such award), pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the Performance Period to the Date of Termination, and the denominator of which is the total number of days of the applicable Performance Period (the “Pro-Rated PSA Vesting”).  Any shares to subsequently be distributed shall be provided to the Executive after the end of the applicable Performance Period in accordance with the terms of the applicable award, but in no event earlier than thirty (30) days after the evaluation of the applicable Performance Period is completed (the “Pro-Rated PSA Vesting Schedule”).  The Executive may not exercise or dispose of any portion of an award that vests under this Section 5.2(d) until such time as the Executive Release becomes irrevocable (and any amounts that were unvested as of the Date of Termination shall immediately expire upon the 60th day following the Date of Termination if the Executive Release has not then become irrevocable).  All shares to be distributed pursuant to any of the foregoing awards shall be provided to the Executive within thirty (30) days after the date the Executive Release executed by the Executive has become irrevocable or such later date as provided above, except as may be required under Section 7 hereof.  Any unvested stock options held by the Executive shall be forfeited as of the Date of Termination, but all vested stock options held by the Executive as of the Date of Termination shall remain exercisable for a period of one year following the Date of Termination, but not longer than the expiration of the original maximum term of the stock option.

 5.3      Termination by the Company for Cause, by the Executive Without Good Reason, or Due to Expiration of the Employment Period.  If the Company terminates the Executive’s employment for Cause, the Executive resigns without Good Reason, or the Employment Period expires on the End Date, then the Company’s obligations under this Agreement shall immediately cease and the Executive shall be entitled to only the Base Salary that has accrued and to which the Executive is entitled as of the Date of Termination.  The Executive shall not be entitled to any other compensation or consideration that the Executive may have received had the Employment Period not ended, and all stock options, restricted stock units and contingent performance share awards granted to the Executive shall be treated as provided in the relevant agreements and plans.  Notwithstanding the foregoing, if (i) the Company does not offer in writing to extend the Employment Period, on terms and conditions at least as favorable as those set forth in this Agreement, for an additional period of at least one year following the End Date, or (ii) the parties cannot otherwise mutually agree upon the terms of an agreement pursuant to which the Executive would remain employed with the Company following the End Date, then, following the Date of Termination and subject to the conditions of Section 6 and in accordance with the payment terms set forth in Section 6, for a period of 12 months beginning on the Payment Commencement Date, the Company would (a) continue to pay to the Executive, in accordance with the Company’s customary payroll practices, his then current Base Salary as severance, and (b) if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply.

5.4       Termination due to the Executive’s Death or Disability.  If the Executive’s employment is terminated due to his death or Disability, the Executive will receive the Pro-Rata Bonus, and Pro-Rata RSU Vesting, as well as accelerated vesting of all unexpired, unvested stock options, such that said stock options become fully vested as of the Date of Termination, except as otherwise provided in the terms of such Awards, and provided that the stock options shall remain exercisable for a period of one year following the Date of Termination, but not longer than the expiration of the original maximum term of the stock option.  In addition, in the event of the Executive’s Disability, the Executive shall be entitled to Pro-Rated PSA Vesting pursuant to the Pro-Rated PSA Vesting Schedule or, in the event of the Executive’s death, the Executive’s estate shall be issued the number of shares of common stock that is computed by multiplying: (i) the number of shares of common stock which would have been issuable to the Executive pursuant to the applicable award assuming completion of the applicable Performance Period and the Company’s achievement of the applicable targets during the full relevant Performance Period (as defined under such award), multiplied by (ii) a fraction, the numerator of which is the number of days from the start of the applicable Performance Period to the Date of Termination and the denominator of which is the total number of days in the applicable Performance Period, with such pro-rated target award to be payable as soon as is reasonably practicable following the Executive’s death.

5.5       No Other Severance.  The Executive shall not be entitled to any benefits beyond those provided for in this Section 5 by virtue of termination of his employment or this Agreement, including pursuant to any generally applicable Hasbro plan, policy, or agreement.

5.6       Other Effects of Termination.  Upon termination of the Executive’s employment for any reason, the Executive shall resign effective as of such date from any position he may then hold as a Board member or officer of Hasbro or any subsidiary or affiliate of Hasbro.

6.         Release.  The obligation of the Company to make the payments and provide the benefits to the Executive under Section 5.1, 5.2, or 5.3 is conditioned upon the Executive signing and delivering to the Company a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations) (the “Executive Release”), which Executive Release must become irrevocable within sixty (60) days following the Date of Termination.  Except as otherwise provided in Section 5.2(b), the Company shall commence or make, as applicable, the payments under Section 5.1, 5.2, or 5.3 on the first payroll period following the date the Executive Release becomes irrevocable (such date, the “Payment Commencement Date”); provided, however, that if the 60th day following the Date of Termination falls in the calendar year following the year of the Executive’s termination of employment, the Payment Commencement Date shall be no earlier than the first payroll period of such later calendar year; and provided further that the payment of any amounts pursuant to Section 5.1, 5.2, or 5.3 shall be subject to the terms and conditions set forth in Exhibit A.

7.         Section 280G.

7.1       Notwithstanding any other provision of this Agreement, except as set forth in Section 7.2, in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Code Section 280G(b)(1)) for the Executive.  For purposes of this Section 7, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

7.2       Notwithstanding the provisions of Section 7.1, no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him or her (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 7.2 shall be referred to as a “Section 7.2 Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

7.3       For purposes of this Section 7 the following terms shall have the following respective meanings:

(i)         “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)        “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

7.4       Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 7.4.  Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 7.2 Override is applicable.  Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he disagrees with such determination, in which case he shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 7.2 Override is applicable.  In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final.  If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 7, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments.  If the Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the State of Rhode Island, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.  Subject to the limitations contained in Sections 7.1 and 7.2 hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

7.5       The provisions of this Section 7 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

8.         Non-Competition and Non-Solicitation.

8.1       During the Restricted Period (as defined below), the Executive shall not, in the geographical area in which the Company or any of its affiliates does business or has done business at the time of his employment termination, engage in any business or enterprise that would be competitive with any business of Hasbro in existence as of the Date of Termination (a “Competitive Business”).  This obligation shall preclude any involvement in a Competitive Business, whether on a direct or indirect basis, and whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly held company.

8.2       During the Restricted Period, the Executive shall not, either alone or in association with others, (a) solicit, recruit, induce, attempt to induce or permit any organization directly or indirectly controlled by the Executive to solicit, recruit, induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates, or (b) solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, any person who is employed by the Company or any of its affiliates or who was employed by the Company or any of its affiliates at any time during the term of the Executive’s employment with the Company, provided that this clause (b) shall not apply to any individual whose employment  with the Company or any of its affiliates has been terminated for a period of six (6) months or longer.

8.3       During the Restricted Period, the Executive shall not, either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by the Executive to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company or any of its affiliates, which were contacted, solicited or served by the Company or any of its affiliates at any time during the Executive’s employment with the Company.

8.4       The Restricted Period shall mean the one year period after the Executive’s employment with the Company (including any of its affiliates) ends for any reason; provided, however, that if the Executive is eligible (or would have been eligible had he timely entered into the Executive Release) to receive severance pay pursuant to Section 5.1(a) or Section 5.2(a), the Restricted Period shall run for a two-year post-employment period in the event of eligibility pursuant to Section 5.1(a), and for an eighteen-month post-employment period in the event of eligibility pursuant to Section 5.2(a).

8.5       The geographic scope of this Section 8 shall extend to anywhere the Company or any of its subsidiaries or affiliates is doing business at the time of termination or expiration of this Agreement.  If any restriction set forth in this Section 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.  Each of the parties intends that this non-competition provision shall be deemed to be a series of separate covenants, one for each country and one for each and every county or other political subdivision of each and every state or other political subdivision of each country where this provision is intended to be effective.

8.6       The Executive acknowledges that the restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose.  The Executive agrees that any breach of this Section 8 will cause the Company substantial and irrevocable damage, and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to obtain and receive specific performance and injunctive relief without posting a bond or other security.

8.7       If it is determined by a court of law that the Executive violated any of the provisions of Section 8.1, 8.2, or 8.3, he shall continue to be bound by the restrictions set forth therein until a period equal to the Restricted Period has expired without any violation of such provisions.  The Executive further agrees that in the event he violates any of the provisions of Section 8.1, 8.2, or 8.3 (and such violation is not cured (if capable of being cured) within thirty (30) days after the Executive receives written notice from the Company setting forth in reasonable detail the manner in which the Company believes the Executive has violated any such provision), then the Company shall have no obligation to pay or provide any of the benefits described in Section 5.1, 5.2, or 5.3, as applicable (and, to the extent the Company previously paid or provided any such benefits, the Executive shall be required to immediately repay to the Company the value of any such pay and benefits).  In addition, in the event of any violation that is not cured as provided in the preceding sentence, the Executive agrees to forfeit and pay to Hasbro the total Net Proceeds obtained with respect to any unvested stock options, restricted stock units, performance share awards, contingent stock performance awards or other equity accelerated or provided pursuant to Section 5.1 or 5.2, as applicable.  For purposes of this Agreement, “Net Proceeds” shall be computed for each stock option grant accelerated pursuant to Section 5.1 or 5.2, as applicable, by multiplying the number of accelerated options times the difference between the closing price of Hasbro’s common stock on the last day of Executive’s employment and the exercise price for the grant being accelerated. “Net Proceeds” for each share of restricted stock unit accelerated pursuant to Section 5.1 or 5.2, as applicable, shall be computed by multiplying the number of shares or units accelerated by the closing price of Hasbro’s common stock on the last day of Executive’s employment.  “Net Proceeds” for each share of stock or performance share award provided pursuant to an unvested contingent stock performance or performance share award shall be computed by multiplying the number of shares or units provided pursuant to the Award by the closing price of Hasbro’s common stock on the day such shares are provided to Executive.  Net Proceeds will be computed without regard to any subsequent increase or decrease, if any, in the market price or actual proceeds from any sale of Hasbro’s common stock.  The foregoing amounts will be owed regardless of whether or not the accelerated options have been actually exercised or the underlying shares of common stock have been actually sold.

9.         Absence of Restrictions.  The Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that are in any way inconsistent with any of the terms of this Agreement.

10.       Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

10.1     “Cause” shall, prior to or more than two years following a Change in Control, be deemed to exist upon (a) the Executive’s refusal to perform (i) the Executive’s assigned duties for the Company; or (ii) the Executive’s obligations under this Agreement; (b) conduct of the Executive involving fraud, gross negligence or willful misconduct or other action which damages the reputation of the Company; (c) the Executive’s indictment for or conviction of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony; (d) the Executive’s fraud, embezzlement or other intentional misappropriation from the Company; or (e) the Executive’s material breach of any material policies, rules or regulations of employment which may be adopted or amended from time to time by the Company; provided, however, that the Company may not terminate the Executive’s employment for Cause unless (x) the Company gives written notice of its intent to terminate the Executive’s employment (including the reasons therefor) and (y) with respect to any alleged violation of clause (a) or (e) above, the Executive fails to cure such refusal or material breach (if the breach is subject to cure) within thirty (30) days of the Executive’s receipt of such written notice (which, if so cured within such 30-day period, shall no longer be a grounds for termination of the Executive’s employment for “Cause”).  The Company’s financial performance or the financial performance of operating units for which the Executive is responsible shall not in and of itself constitute a basis for the Company to terminate the Executive for Cause or (except to the extent that financial performance triggers the Clawback Policy in a manner that affects any post-employment payments or benefits) refuse to provide any severance benefits under this Agreement;

10.2     “Cause” shall, within two years following a Change in Control, be deemed to exist upon (a) repeated violations by the Executive of the Executive’s obligations under this Agreement (other than as a result of Disability) which are demonstrably willful and deliberate on the Executive’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations; or (b) the conviction of the Executive of a felony involving moral turpitude.

                        10.3     “Change in Control” means the occurrence of any one of the following events: (i) sale of all or substantially all (at least 85%) of the consolidated assets of the Company to one or more individuals, entities, or groups (other than an “Excluded Owner” as defined below); (ii) acquisition or attainment of ownership by a person, entity, or group (other than an Excluded Owner) of more than 50% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting Securities”); (iii) completion of a merger or consolidation of the Company with or into any other entity (other than an Excluded Owner) unless the holders of the Company’s Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Hasbro benefit plan, hold securities that represent immediately after such merger or consolidation more than 50% of the combined voting power of the then outstanding voting securities of either Hasbro or the other surviving entity or its ultimate parent; or (iv) individuals who constitute the Board on the date hereof (“Incumbent Directors”) cease for any reason during a 12 month period to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors, shall be treated as an Incumbent Director unless he assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors.  For purposes of this Agreement, an “Excluded Owner” consists of Hasbro, any entity owned, directly or indirectly, at least 50% by Hasbro, any entity that, directly or indirectly, owns at least 50% of Hasbro, any Hasbro benefit plan, and any underwriter temporarily holding securities for an offering of such securities.  Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A, a Change in Control must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).

10.4     “Disability” means the Executive’s inability, due to a physical or mental disability, for a period of 180 consecutive days, to perform the services contemplated under this Agreement, with reasonable accommodation.  A determination of Disability shall be made by a physician selected by the Company and reasonably satisfactory to the Executive.

10.5     “Good Reason” means, prior, to or more than two years following, a Change in Control, termination by the Executive of his employment, upon thirty (30) days’ written notice, for any of the following reasons: (a) a material reduction in the Executive’s base salary or Annual Bonus opportunity or target annual long-term incentive opportunity (under Section 3.3), without his consent, unless such reduction is due to a generally applicable reduction in the compensation of the Company’s senior executives, (b) the Executive no longer serves as President and Chief Operating Officer of the Company and that change in status constitutes a material reduction in the Executive’s duties, authorities, and responsibilities, (c) the Executive is demoted by being required to report to someone other than the CEO (other than a requirement to report directly to the Board), or (d) a material breach by the Company of a material provision of this Agreement.

10.6     “Good Reason” means, within two years following a Change in Control, termination by the Executive of his employment, upon thirty (30) days’ written notice, for any of the following reasons: (a) any action by the Company that results in a material diminution in the Executive’s position, authority, duties or responsibilities; (b) the Executive is demoted by being required to report to someone other than the CEO (other than a requirement to report directly to the Board); (c) any failure by the Company to comply with any of the provisions of Section 3.1, 3.2, or 3.3 of this Agreement; (d) the Company’s requiring the Executive to be based at any office or location other than the location where the Executive was employed immediately preceding the Change in Control or any office or location greater than 35 miles from such location; (e) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or (f) any failure by the Company to comply with and satisfy Section 11.6 of this Agreement, provided that such successor has received at least five days’ prior written notice from Hasbro or the Executive of the requirements of Section 11.6 of the Agreement.

10.7     Notwithstanding the provisions of Section 10.5 and 10.6, the Executive may not terminate his employment for “Good Reason” unless (a) he gives written notice of his intent to terminate his employment under this provision (including the reasons therefor) within thirty (30) days of the event giving rise to the right to terminate, and (b) the Company fails to cure the material reduction or material breach of a material provision, or restore the Executive’s title within thirty (30) days of its receipt of the Executive’s written notice, which, if so cured within such 30-day period, shall no longer be a grounds by the Executive for terminating his employment with “Good Reason.”

11.       Miscellaneous.

11.1     Entire Agreement; Modification.  This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral.  The Executive is not relying on any representations other than those set forth in this Agreement.

11.2     Notices.  Any notice delivered under this Agreement shall be deemed duly delivered 3 business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, to the Company at its principal headquarters and to the Executive at the address most recently shown on the personnel records of the Company.  Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 11.2.

11.3     Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11.4     Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive and approved by the Board.

11.5     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island (without reference to the conflicts of laws provisions thereof).  Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within Rhode Island), and the Company and the Executive each consents to the jurisdiction of such a court.  The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

11.6     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which Hasbro may be merged or which may succeed to its assets or business; provided, however, that the Executive’s obligations are personal and shall not be assigned by the Executive.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Hasbro to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Hasbro would be required to perform it if no such succession had taken place.  As used in this Agreement, “Hasbro” or “the Company” shall mean Hasbro as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.7     Waivers.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.8     Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

11.9     Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

11.10   Executive’s Acknowledgments.  The Executive acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

HASBRO, INC.

By:            /s/ Brian Goldner                                              Date:            8/1/18

Name:  Brian Goldner

Title:  Chairman and Chief Executive Officer

EXECUTIVE:

                   /s/ John Frascotti                                            Date:            8/1/18
John Frascotti

Exhibit A

Section 409A

The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and this Agreement shall be interpreted consistently therewith.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(a) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred, provided that any tax gross-ups may be reimbursed by the end of the calendar year following the calendar year in which such taxes are remitted to the taxing authorities. For purposes of Code Section 409A, each payment hereunder shall be treated as a separate payment and Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. Termination of employment as used herein shall mean separation from service within the meaning of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A of the Code, if Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payments of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period.  If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of Executive’s death. The Company is not making any representation or warranty to Executive with respect to the treatment of this Agreement under Code Section 409A and shall have no liability to Executive or any other person with respect to payments or benefits under this Agreement should any payments or benefits under this Agreement be determined to constitute nonqualified deferred compensation subject to Code Section 409A but not satisfying the conditions of such section.